                                                                 EX-99.B(1)(g)

               FLAG INVESTORS INTERMEDIATE-TERM INCOME FUND, INC.

                                     FORM OF
                             ARTICLES SUPPLEMENTARY




         FLAG INVESTORS INTERMEDIATE-TERM INCOME FUND, INC. (the
"Corporation"), having its principal office in the City of Baltimore, certifies that:

                           FIRST: The Corporation's Board of Directors in
accordance with Section 2-105(c) of the Maryland General Corporation Law has adopted a resolution increasing the total number of shares of capital stock which the Corporation has the authority to issue to sixty million (60,000,000) shares of Common Stock, of the par value of 1 mil ($.001) per share and of the aggregate par value of sixty thousand dollars ($60,000), all of which shares are designated and classified as follows: forty-five million (45,000,000) shares are designated "Flag Investors Intermediate-Term Income Fund Class A Shares," two million (2,000,000) shares are designated "Flag Investors Intermediate-Term Income Fund Class B Shares," five million (5,000,000) shares are designated "Flag Investors Intermediate-Term Income Fund Institutional Shares," five million (5,000,000) shares are designated "Alex. Brown Capital Advisory & Trust Intermediate-Term Income Shares" and three million (3,000,000) shares remain undesignated.

                           SECOND: Immediately before the increase, the
Corporation was authorized to issue fifty-five million (55,000,000) shares of Common Stock, of the par value of 1 mil ($.001) per share and of the aggregate par value of fifty-five thousand dollars ($55,000), all of which shares were designated and classified as follows: forty-five million (45,000,000) shares were designated "Flag Investors Intermediate-Term Income Fund Class A Shares," two million (2,000,000) shares were designated "Flag Investors Intermediate-Term Income Fund Class B Shares," five million (5,000,000) shares were designated "Flag Investors Intermediate-Term Income Fund Institutional Shares" and three million (3,000,000) shares remained undesignated.

                           THIRD: The Corporation is registered as an open-end
investment company under the Investment Company Act of 1940, as amended.

                  IN WITNESS WHEREOF, Flag Investors Intermediate-Term Income Fund, Inc. has caused these Articles Supplementary to be executed by one of its Vice Presidents and its corporate seal to be affixed and attested by its Secretary on this 2nd day of October, 1996.



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 [CORPORATE SEAL]




                                  FLAG INVESTORS INTERMEDIATE-TERM INCOME FUND, INC.


                                  By:
                                     -----------------------------
                                     Edward J. Veilleux
                                     Vice President


Attest:
         ------------------------
         Edward J. Stoken
         Secretary


                  The undersigned, Vice President of FLAG INVESTORS INTERMEDIATE-TERM INCOME FUND, INC., who executed on behalf of said corporation the foregoing Articles Supplementary to the Articles of Incorporation of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said corporation, the foregoing Articles Supplementary to the Articles of Incorporation to be the corporate act of said corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.


                                    By:
                                       -----------------------------
                                       Edward J. Veilleux
                                       Vice President